Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 9, 2014 (except Note 1 and all share and per-share amounts, as to which the date is November 3, 2014), in Amendment No. 3 to the Registration Statement (Form S-11 No. 333-198486) and related Prospectus of STORE Capital Corporation for the registration of its common stock.

/s/ Ernst & Young LLP

Phoenix, Arizona
November 5, 2014